Exhibit 10.10

                           AMERICAN DISPOSAL SERVICES, INC.
                                 745 MCCLINTOCK DRIVE
                                      SUITE 305
                                 BURR RIDGE, IL 60521


                                                               February 21, 1997

Mr. Stephen Lavey

Dear Mr. Lavey:

    American Disposal Services, Inc. A Delaware Corporation (the
"Corporation"), agrees to employ you and you agree to accept such employment under the following terms and conditions (the "Agreement"):

         1.   TERM OF EMPLOYMENT.  Except for earlier termination as provided in
Section 7 below, your employment under this Agreement shall be for a term commencing on the data hereof (the Agreement shall be for a term commencing on the date hereof (the "Effective Date") and continuing until the second anniversary of the Effective Date (the "Term").

         2. COMPENSATION. You shall be compensated for all services rendered by you under this Agreement at rate of no less than $175,000 per annum (the "Salary"), payable in such manner as is consistent with the Corporation's payroll practices for executive employees.

         3. DUTIES. During the term of your employment hereunder, you agree to serve as a Vice President and Chief Financial Officer of the Corporation subject to the control of the Board of Directors. Your principal office shall be located within


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35 miles of Burr Ridge, Illinois.  You shall be provided with such working facilities and support services as are suitable to your position and appropriate for the performance of your duties. You shall devote your full business time, energies and attention to the business and affairs of the Corporation and its subsidiaries.

         4.   BENEFITS.   You shall be entitled to such benefits as are
generally provided by the Corporation to its senior executive employees including, without limitation, personal leave, sick leave and vacation leave to the extent such lease are provided to all senior executive employees. You also shall have the benefit of any life and health insurance plans, pensions, stock option plans, bonus plans and other similar plans as the Corporation may have or may be establish from time to time for its senior executive employees. The foregoing, however, shall not be construed to require the Corporation to establish any such plans or to prevent the Corporation from modifying or terminating any such plans, and no such action or failure thereof shall affect this Agreement. You shall be entitled to four weeks of paid vacation during each of the two years of the Term.

         5.   EXPENSES.   The Corporation will reimburse you for reasonable
expenses, including travel expenses, incurred by you in connection with the business of the Corporation upon the presentation by you of appropriate substantiation for such expenses.

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         6.   CONFIDENTIALITY, NON-INTERFERENCE.   In the course of your
employment by the Corporation, you will have access to confidential or proprietary data or information of the Corporation and its operations. Except as ordered by a court, you will not at any time divulge or communicate to any person nor shall you direct any Corporation employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder) or use to the detriment of the Corporation or for the benefit of any other person, any off such data or information. The provisions of this section 6 shall survive your employment hereunder, whether by the normal expiration thereof or otherwise. The term "Confidential or proprietary data or informational as used in this Agreement shall mean information not generally available to the public, including, without limitation, personnel information, financial information, customer lists, supplier lists, trade secrets, information regarding operations, systems, services, knowhow, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data, but shall not include information which later becomes public knowledge other than by reason of a breach by you of the provisions of this
Section 6. You further agree that you will not, for a period of two years after the termination of your employment hereunder, for your own account or for the account of any other person, solicit any of the Corporation's key employees. With respect to the convenience contained in this Section 6, you


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agree that any remedy at law for any breach of said covenants may be inadequate and that the Corporation shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award.

         7.   EARLIER TERMINATION.

              (a) Your employment hereunder shall terminate prior to the expiration of the Term on the following terms and conditions:

                   (i) This Agreement shall terminate automatically on the date of your death.

                  (ii) This Agreement shall be terminated at the option of the Corporation if you are unable to perform your duties hereunder for 180 days (whether or not continuous) during any period of 365 consecutive days by reason of physical or mental disability. The disability shall be deemed to have one hundred eightieth (180th) day of your absence or lack of adequate performance.

                 (iii) The Corporation shall have the right to terminate this Agreement at any time for

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                        "Just Cause" given by you.  "Just Cause" shall
                        mean your commission of a felony, a crime involving moral turpitude, embezzlement, misappropriation of property of the Corporation or a subsidiary, any other act involving dishonesty or fraud with respect to the Corporation or a subsidiary, a material breach of a directive which is not cured within a specified reasonable time after of such breach or repeated failure after written the directives of the Board of Directors of the Corporation.

              (b) Upon termination of this Agreement pursuant to Section 7(a), the Corporation's obligation's hereunder shall cease.

              (c) You shall have the right to terminate this Agreement on five days' written notice given to the Corporation within 60 days after the occurrence of events or circumstances which constitute Good Reason (as hereinafter defined). For purposes of this Agreement, events or circumstances which constitute "Good Reason" shall be deemed to have occurred if the Board of Directors of the Corporation materially diminishes your position, duties or responsibilities under this Agreement, assigns to you duties or responsibilities that are materially inconsistent.


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With your position as Vice President and Chief Financial Officer of the
Corporation or requires you to relocate your principal office in violation of the provisions of Section 3 hereof. The events or circumstances set forth in this Section 7 (c) shall not constitute Good Reason if they occur in connection with the termination of your employment pursuant to Section 7(a) (i ), 7(a)
(ii) or 7(a) (iii) above.

              (d) Notwithstanding anything contained herein to the contrary, the Corporation shall have the right to terminate this Agreement at any time, for any reason or for no reason.

              (e) Upon termination of this Agreement pursuant to Section 7 (c) or 7 (d) the Corporation shall pay you, in 24 equal monthly installments, an amount equal to two times (2x) your annual Salary then in effect. Such payment shall be in lieu of any other amounts otherwise payable to you under this Agreement or otherwise arising from your employment by the Corporation, except for accrued but unpaid wages and vacation time and any benefits which the Corporation is obligated to continue under the express terms of any given benefit plan.

              (f) You shall have the right to terminate your employment hereunder at any time for any reason or no reason; PROVIDED, that if you do so, you shall not be entitled to receive any further amounts otherwise payable by you under this Agreement or otherwise arising from your employment by the Corporation, except for accrued but unpaid wages and vacation time


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and any benefits which the Corporation is obligated to continue under the express terms of any given benefit plan.

         8.   ENTIRE AGREEMENT; MODIFICATION; CONSTRUCTION.     This Agreement
constitutes the full and complete understanding of the parties, and will, on the Effective Date, supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including any agreements you may have with the Corporation's subsidiaries. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended except by an instrument in writing signed by the party against which enforcement thereof may be sought.

         9. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be effective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.


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         10.  WAIVER OF BREACH.  The waiver by either party of a breach or any provision of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

         11. NOTICES. All notices hereunder shall be in writing and shall be hand delivered or sent by prepaid express mail or other overnight prepaid courier or by certified registered mail, postage prepaid, return receipt requested, if to you, to your residence as listed in the Corporation's records, and if to the Corporation, to the address set forth at the head of this Agreement, Attention: President, with copies to Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York 10036, Attention: Stephen W. Rubin, Esq.

         12. ASSIGNABILITY; BINDING EFFECT. This Agreement shall not be assignable by you. This Agreement shall be binding upon and inure to the benefit of you, your legal representatives, heirs and distributes, and shall be binding upon and inure to the benefit of the Corporation, its successors and assigns.
         13. GOVERNING LAW. All questions pertaining to the validly, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of Illinois, without regard to the conflicts or choice of law provisions thereof.



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         14.  HEADINGS. The heading of this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         16.  REVIEW OF THIS AGREEMENT.     You acknowledge that you have (a)
carefully read this Agreement, (b) had an opportunity to consult with independent counsel with respect to this Agreement and (c) entered into this Agreement of your own free will.

         If this letter correctly sets forth our understanding, please singe the duplicate original in the space provided below and return it to the Corporation, whereupon this shall constitute the employment agreement between you and the Corporation effective on the Effective Date and for the Term stated herein.

                                       AMERICAN DISPOSAL SERVICES, INC.

                                       By:
                                          ------------------------------
                                            President


Agreed as of the date first
above written:


-----------------------------
    Stephen Lavey


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